Filed Pursuant to Rule 424(b)(5)

Registration Statement No. 333-250829

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
3.000% Secured Medium-Term Notes, Series N, due March 1, 2051	$450,000,000	$49,095

(1)

The filing fee of $49,095 is calculated in accordance with Rule 457(r) under the Securities Act of 1933 and relates to the Registration Statement on Form S-3 (No. 333-250829) filed by Public Service Electric and Gas Company on November 20, 2020.

Pricing Supplement to Prospectus Supplement Dated March 2, 2021

and Prospectus Dated November 20, 2020

Pricing Supplement dated March 2, 2021

(To Prospectus Supplement dated March 2, 2021

and Prospectus dated November 20, 2020)

3.000% Secured Medium-Term Notes, Series N, due March 1, 2051

PUBLIC SERVICE ELECTRIC AND GAS COMPANY (PSE&G)

CUSIP: 74456QCG9

Trade Date: March 2, 2021

Original Issue Date/Settlement Date: March 4, 2021

Principal Amount: $450,000,000

Price to Public: 99.902% of Principal Amount, plus accrued interest from March 4, 2021 if settlement occurs after that date

Purchase Price: 99.152% of Principal Amount

Net Proceeds to Company: $446,184,000

Interest Rate: 3.000% per annum

Initial Interest Accrual Date: March 4, 2021

Interest Payment Dates: March 1 and September 1, commencing September 1, 2021

Regular Record Dates: February 15 and August 15

Maturity Date: March 1, 2051

These Notes are DTC Eligible and will be issued in book-entry form.

Mode of Distribution: [X] Underwritten [    ] Agented

  [X]  Academy Securities, Inc. ($9,000,000)

  [X]  AmeriVet Securities, Inc. ($9,000,000)

  [    ] Barclays Capital Inc.
  [X]  BNP Paribas Securities Corp. ($54,000,000)
  [X]  BNY Mellon Capital Markets, LLC ($24,750,000)
  [    ] BofA Securities, Inc.

  [X]  CastleOak Securities, L.P. ($18,000,000)

  [    ] CIBC World Markets Corp.
  [X]  Citigroup Global Markets Inc. ($54,000,000)
  [X]  Credit Suisse Securities (USA) LLC ($64,125,000)   [    ] Goldman Sachs & Co. LLC
  [    ] J.P. Morgan Securities LLC
  [    ] Loop Capital Markets LLC
  [X]  Mizuho Securities USA LLC ($64,125,000)
  [    ] Morgan Stanley & Co. LLC
  [    ] MUFG Securities Americas Inc.
  [X]  PNC Capital Markets LLC ($24,750,000)
  [X]  RBC Capital Markets, LLC ($64,125,000)
  [X]  Scotia Capital (USA) Inc. ($64,125,000)
  [    ] TD Securities (USA) LLC
  [    ] U.S. Bancorp Investments, Inc.
  [    ] Wells Fargo Securities, LLC

Redemption Provisions:

The Secured Medium-Term Notes, Series N offered hereby (the “Secured Medium-Term Notes”) will be subject to redemption as described in the prospectus and prospectus supplement.

Additionally, the Secured Medium-Term Notes will be subject to redemption at any time prior to September 1, 2050 (the date that is six months prior to the Maturity Date) (the “Make Whole Redemption Period”) on not less than 10 days’ prior written notice to holders, either as a whole or in part, at the option of PSE&G, at a redemption price equal to the greater of (i) 100% of the principal amount of the Secured Medium-Term Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest that would be due if such Secured Medium-Term Notes matured on September 1, 2050 (exclusive of accrued interest to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points (0.150%), plus, in either case, accrued interest thereon to the date of redemption.

At any time on or after September 1, 2050 (the date that is six months prior to the Maturity Date), the Secured Medium-Term Notes will be subject to redemption on not less than 10 days’ prior written notice to holders, either as a whole or in part, at the option of PSE&G, at a redemption price equal to 100% of the principal amount of the Secured Medium-Term Notes to be redeemed, plus accrued interest thereon to the date of redemption.

“Treasury Rate” means, with respect to any redemption date during the Make Whole Redemption Period, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Secured Medium-Term Notes to be redeemed (assuming that the Secured Medium-Term Notes matured on September 1, 2050) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to such remaining term of the Secured Medium-Term Notes to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date during the Make Whole Redemption Period, (i) the average of three Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of five Reference Treasury Dealer Quotations, or (ii) if the Trustee is unable to obtain five Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so obtained.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by PSE&G and acceptable to the Trustee.

“Reference Treasury Dealer” means a primary U.S. Government Securities Dealer in the United States (a “Primary Treasury Dealer”) selected by PSE&G and acceptable to the Trustee.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date during the Make Whole Redemption Period, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at or before 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Use of Proceeds:

We expect to use a portion of the net proceeds from this offering and the concurrent offering of $450 million 0.950% Secured Medium Term Notes, Series N, due March 15, 2026 to repay at maturity $300 million aggregate principal amount of our 1.900% Secured Medium-Term Notes, Series K, including accrued but unpaid interest thereon. The remainder of the net proceeds will be used for general corporate purposes.

No PRIIPs KID:

No PRIIPs key information document (KID) has been prepared as not available to retail investors in the EEA.

No UK PRIIPs KID:

No UK PRIIPs key information document (KID) has been prepared as not available to retail investors in the UK.

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